UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2025

ALX ONCOLOGY HOLDINGS INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39386	85-0642577
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

323 Allerton Avenue, South San Francisco, California		94080
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 650-466-7125

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ALXO	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05  Costs Associated with Exit or Disposal Activities.

On February 28, 2025, the Board of Directors (the “Board”) of ALX Oncology Holdings Inc. (the “Company”) approved a reduction in the Company’s workforce by approximately 30% of the Company’s employees in connection with the Company pipeline prioritization, clinical development and cash preservation strategy. The reduction in workforce is expected to be substantially completed by the end of May 2025. The Company estimates that it will incur expenses of approximately $2.2 million for severance payments and employee benefits in connection with the reduction in force, primarily related to research and preclinical development, with the expenses expected to be recognized in the first quarter of 2025.

The foregoing estimated costs that the Company expects to incur in connection with the reduction are contingent upon a number of assumptions, and actual results may differ from these estimates. The Company may also incur additional costs not currently contemplated due to events that may occur as a result of, or that are associated with, the reduction.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of President and Chief Scientific Officer

As a result of the Company’s reduction in workforce discussed above, the Company’s President and Chief Scientific Officer position will be eliminated effective in April 2025. The Company thanks Jaume Pons, Ph.D. for his dedication over many years of service to the Company in pursuing its mission of helping patients fight cancer.

Pursuant to that certain severance and change in control agreement dated July 9, 2020 between the Company and Dr. Pons, he is expected to receive a payment equal to his annual salary and COBRA coverage under the Company’s group health, dental and vision care plans for up to 12 months following the separation date. Dr. Pons also remains eligible to receive certain additional severance and change in control benefits in accordance with the terms of the agreement. To facilitate an orderly transition from his position, Dr. Pons and the Company intend to enter into a consulting agreement in customary form that provides for Dr. Pons to perform transition related consulting services for the Company on an as needed, hourly basis for up to one year following his separation date, subject to certain limitations.

The foregoing description of the severance and change in control agreement does not purport to be complete and is qualified by reference to the severance and change in control agreement, a form of which has been filed as Exhibit 10.11 to the Company’s registration statement on Form S-1 (File No. 333-239490) on July 13, 2020.

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements as that term is defined in Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements involve substantial risks and uncertainties. All statements other than statements of historical fact contained in this Form 8-K are forward-looking statements including statements relating to the Company’s plans, expectations, forecasts and future events. Such forward-looking statements include, but are not limited to, the potential of, and expectations regarding the Company’s business, clinical development, and cash preservation strategy, statements relating to the anticipated timing and details of the reduction in workforce and the expected impacts, charges and costs associated with the reduction in workforce that the Company expects to incur. In some cases, you can identify forward-looking statements by terminology such as “believe,” “estimate,” “intend,” “may,” “plan,” “potentially,” “will,” “expect,” “enable,” “likely” or the negative of these terms or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Actual events, trends or results could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements based on various factors. These and other risks are described more fully in the Company’s filings with the Securities and Exchange Commission (the “SEC”) including the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents the Company files with the SEC from time to time. Except to the extent required by law, the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALX ONCOLOGY HOLDINGS INC.

Date: March 5, 2025	By:	/s/ Harish Shantharam
Harish Shantharam
Chief Financial Officer